Filed Pursuant to Rule 424(b)(5)
                                                  Registration Nos. 333-46171
                                                                    333-46171-01

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED FEBRUARY 24, 1998

                                  $30,000,000
                      SAVANNAH ELECTRIC AND POWER COMPANY
                     A SUBSIDIARY OF THE SOUTHERN COMPANY
    SERIES A 6 5/8% SENIOR RETAIL INTERMEDIATE BONDSSM* DUE MARCH 17, 2015

                                ---------------

  Interest on the Series A 6 5/8% Senior Retail Intermediate Bonds due March 17, 2015 (the "Series A Senior Notes") at the rate of 6 5/8% per annum (the "Securities Rate") will be payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year (each, an "Interest Payment Date"), commencing June 17, 1998. The Series A Senior Notes will be redeemable at 100% of the principal amount redeemed plus accrued interest to the redemption date at the option of Savannah Electric and Power Company (the "Company") in whole or in part on or after March 17, 2000. The Series A Senior Notes will be available for purchase in denominations of $1,000 and any integral multiple thereof.

  The Series A Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $144,700,000 outstanding at December 31, 1997. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

  The Series A Senior Notes initially will be represented by a global certificate or certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Series A Senior Notes will be shown on, and transfers thereof will be effected only through, records maintained by Participants (as defined herein) in DTC. Except as described herein, Series A Senior Notes in certificated form will not be issued in exchange for the global certificates. See "Description of the Series A Senior Notes--Book-Entry Only Issuance--The Depository Trust Company".

                                ---------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
 SECURITIES  AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION
  PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
   PROSPECTUS TO WHICH IT RELATES.ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                                            PRICE TO   UNDERWRITING PROCEEDS TO
                                            PUBLIC(1)  DISCOUNT(2)  COMPANY(3)
                                           ----------- ------------ -----------
Per Series A Senior Note..................     100%        2.25%       97.75%
Total..................................... $30,000,000   $675,000   $29,325,000
-------
(1) Plus accrued interest, if any, from March 17, 1998.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933.

(3) Before deducting expenses of the offering payable by the Company estimated to be $226,000.

                                ---------------

  The Series A Senior Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Series A Senior Notes will be made in book-entry form only through the facilities of DTC in New York, New York on or about March 17, 1998 against payment therefor in immediately available funds.
-------
*Retail Intermediate Bonds is a service mark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
                           A.G. EDWARDS & SONS, INC.
                                                       FIDELITY CAPITAL MARKETS
                                                      A DIVISION OF NATIONAL
                                                            FINANCIAL
                                                       SERVICES CORPORATION

                                ---------------

           The date of this Prospectus Supplement is March 9, 1998.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A SENIOR NOTES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING" HEREIN.

                              SUMMARY OF OFFERING

  The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus Supplement and in the accompanying Prospectus. Capitalized terms not otherwise defined shall have the meanings assigned in the Glossary.

The Company..................  The Company is a corporation organized under the laws of the State of Georgia on August 5, 1921. The Company has its principal office at 600 Bay Street, East, Savannah, Georgia 31401, telephone (912) 644-7171. The Company is a wholly owned subsidiary of The Southern Company.

                               The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 2,000 square mile service area comprising the City of Savannah, Georgia and portions of the surrounding five-county area.

Series A Senior Notes          The Company is offering $30,000,000 aggregate
 Offered.....................  principal amount of its Series A Senior Notes.
                               Interest on the Series A Senior Notes will be payable quarterly in arrears on March 17, June
                               17, September 17 and December 17 of each year, commencing on June 17, 1998.

Record Date..................  The regular record date for each Interest
                               Payment Date will be March 1, June 1, September 1 or December 1, as the case may be, next preceding such Interest Payment Date.

Ranking......................  The Series A Senior Notes will be direct, unsecured, and unsubordinated obligations of the Company ranking pari passu with all other unsecured and unsubordinated obligations of the Company. The Series A Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $144,700,000 outstanding at December 31, 1997. The Senior
                               Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Redemption...................  The Series A Senior Notes will be redeemable by the Company (in whole or in part), from time to time on or after March 17, 2000, at 100% of the principal amount to be redeemed plus accrued interest to the redemption date. See "Description of the Series A Senior Notes-- Redemption" herein.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997, and as adjusted to reflect the transactions described in note (1) below. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated herein by reference. See also "Selected Information" in the accompanying Prospectus.

                                                        AS OF DECEMBER 31, 1997
                                                        -----------------------
                                                         ACTUAL  AS ADJUSTED(1)
                                                        -------- --------------
                                                          (THOUSANDS, EXCEPT
                                                             PERCENTAGES)
Common Stock Equity.................................... $175,631 $175,631  49.5%
Cumulative Preferred Stock.............................   35,000   35,000   9.9
Senior Notes...........................................      --    30,000   8.5
Other Long-Term Debt...................................  142,846  113,946  32.1
                                                        -------- -------- -----
  Total, excluding amounts due within one year......... $353,477 $354,577 100.0%
                                                        ======== ======== =====
--------
(1) Reflects (i) the proposed redemption in April 1998 of $28,900,000 principal amount of First Mortgage Bonds, 8.30% Series due July 1, 2022;
    and (ii) the issuance of the Series A Senior Notes.

                                USE OF PROCEEDS

  The proceeds from the sale of the Series A Senior Notes will be used by the Company to redeem in April 1998 the $28,900,000 outstanding principal amount of its First Mortgage Bonds, 8.30% Series due July 1, 2022. Such redemption is subject to the Company's closing the sale of the Series A Senior Notes.

                   DESCRIPTION OF THE SERIES A SENIOR NOTES

  Set forth below is a description of the specific terms of the Series A Senior Notes. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture (as defined therein).

GENERAL

  The Series A Senior Notes will be issued as a series of Senior Notes under the Senior Note Indenture. The Series A Senior Notes will be limited in aggregate principal amount to $30,000,000.

  The entire principal amount of the Series A Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on March 17, 2015. The Series A Senior Notes are not subject to any sinking fund provision.

INTEREST

  Each Series A Senior Note shall bear interest at the Securities Rate from the date of original issuance, payable quarterly in arrears on March 17, June 17, September 17 and December 17 of each year to the person in whose name such Series A Senior Note is registered at the close of business on March 1, June 1, September 1 or December 1, as the case may be, next preceding such payment date. The initial Interest Payment Date is June 17, 1998. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series A Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay).

TRADING CHARACTERISTICS

  The Series A Senior Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Series A Senior Notes that is not included in the trading price thereof. Any portion of the trading price of a Series A Senior Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series A Senior Note.

  The trading price of the Series A Senior Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Series A Senior Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Series A Senior Notes, although any increase will be moderated by the Company's ability to call the Series A Senior Notes at any time on or after March 17, 2000 at a Redemption Price equal to 100% of the principal amount to be redeemed plus accrued but unpaid interest.

OPTIONAL REDEMPTION

  The Company shall have the right to redeem the Series A Senior Notes, in whole or in part, without premium, from time to time, on or after March 17, 2000, upon not less than 30 nor more than

60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the Redemption Date.

REDEMPTION PROCEDURES

  If the Senior Note Indenture Trustee gives a notice of redemption in respect of Series A Senior Notes (which notice will be irrevocable), then, by 2:00 P.M., New York City time, on the redemption date, the Senior Note Indenture Trustee will irrevocably deposit with the securities depositary, so long as the Series A Senior Notes are in book-entry only form, sufficient funds to pay the Redemption Price. See "--Book-Entry Only Issuance--The Depository Trust Company" below. If the Series A Senior Notes are no longer in book-entry only form, the Senior Note Indenture Trustee shall irrevocably deposit with the Paying Agent funds sufficient to pay the applicable Redemption Price and will give the Paying Agent irrevocable instructions to pay the Redemption Price to the holders thereof upon surrender of their Series A Senior Notes certificates. If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, interest will cease to accrue and all rights of holders of such Series A Senior Notes so called for redemption will cease, except the right of the holders of such Series A Senior Notes to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Series A Senior Notes is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Series A Senior Notes is improperly withheld or refused and not paid by the Company, interest on such Series A Senior Notes will continue to accrue at the Securities Rate, from such redemption date originally established by the Company for such Series A Senior Notes to the date such Redemption Price is actually paid. See "Description of the Senior Notes-- Events of Default" in the accompanying Prospectus.

  Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series A Senior Notes by tender, in the open market or by private agreement.

LIMITATION ON SALE AND LEASE-BACK TRANSACTIONS

  The Senior Note Indenture provides that, so long as any of the Series A Senior Notes remain outstanding, the Company shall not enter into any arrangement with any person providing for the leasing by the Company of any assets which have been or are to be sold or transferred by the Company to such person (a "Sale and Lease-Back Transaction") unless: (i) such transaction involves a lease for a temporary period not to exceed three years; (ii) such transaction is between the Company and an affiliate of the Company; (iii) such transaction is entered into within 60 days after the initial acquisition by the Company of the assets or property subject to such transaction; (iv) after giving effect thereto, the aggregate amount of all attributable debt with respect to all such Sale and Lease-Back Transactions does not exceed 10% of consolidated net tangible assets of the Company and its subsidiaries on a consolidated basis; or (v) within the 12 months preceding the sale or transfer or the 12 months following the sale or transfer, the Company applies, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair value of the assets so leased at the time of entering into such arrangement (as determined by the Board of Directors of the Company), (a) to the retirement of indebtedness for money borrowed, incurred or assumed by the Company which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such debt or (b) to investment in any assets of the Company.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series A Senior Notes. The Series A Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global Series A Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series A Senior Notes, and will be deposited with DTC.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

  Purchases of Series A Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series A Senior Notes ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Series A Senior Notes. Transfers of ownership interests in the Series A Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Senior Notes, except in the event that use of the book-entry system for the Series A Senior Notes is discontinued.

  DTC has no knowledge of the actual Beneficial Owners of the Series A Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series A Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  Redemption notices shall be sent to DTC. If less than all of the Series A Senior Notes are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in the Series A Senior Notes in accordance with its procedures.

  Although voting with respect to the Series A Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Series A Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Series A Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Payments on the Series A Senior Notes will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner of a global Series A Senior Note will not be entitled to receive physical delivery of Series A Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series A Senior Note.

  DTC may discontinue providing its services as securities depositary with respect to the Series A Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series A Senior Notes certificates will be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Senior Notes. In that event, certificates for the Series A Senior Notes will be printed and delivered to the holders of record.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                    EXPERTS

  The financial statements of the Company included in the Company's Current Report on Form 8-K dated February 11, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase from the Company, the respective principal amount of Series A Senior Notes set forth opposite its name below:


                                   SERIES A
            UNDERWRITER          SENIOR NOTES
            -----------       -------------------
   Goldman, Sachs & Co. .....     $10,000,000
   A.G. Edwards & Sons,
    Inc......................      10,000,000
   Fidelity Capital Markets
    A division of National
     Financial Services
     Corporation.............      10,000,000
                                  -----------
     Total...................     $30,000,000
                                  ===========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the Series A Senior Notes offered hereby if any of the Series A Senior Notes are purchased.

  The Underwriters propose to offer the Series A Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement, and in part to certain securities dealers at such price less a concession not in excess of $16.25 per Series A Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $12.50 per Series A Senior Note to certain brokers and dealers. After the Series A Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series A Senior Notes, any security convertible into or exchangeable into or exercisable for Series A Senior Notes or any debt securities substantially similar to the Series A Senior Notes (except for the Series A Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Underwriters.

  Prior to this offering, there has been no public market for the Series A Senior Notes. The Underwriters have advised the Company that they intend to make a market in the Series A Senior Notes. The Underwriters will have no obligation to make a market in the Series A Senior Notes, however, and may cease market making activities, if commenced, at any time.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the 1933 Act.

  In connection with the offering, the Underwriters may purchase and sell the Series A Senior Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series A Senior Notes; and syndicate short positions involve the sale by the Underwriters of a greater number of Series A Senior Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Series A Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series A Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

  Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business.

                                    GLOSSARY

1933 Act................The Securities Act of 1933, as amended.
1934 Act................The Securities Exchange Act of 1934, as amended.
Company.................Savannah Electric and Power Company.
DTC.....................The Depository Trust Company, a "clearing corporation"
                        that initially will hold (through its agents) a global
                        certificate evidencing the Series A Senior Notes.
Interest Payment Dates..March 17, June 17, September 17 and December 17 of each year.
Record Date.............March 1, June 1, September 1 or December 1, as the case may be, next preceding an Interest Payment Date.
Redemption Price........100% of the principal amount of the Series A Senior
                        Notes being redeemed, plus accrued and unpaid interest
                        thereon to the date of payment.
Securities Rate.........The per annum interest rate on the Series A Senior
                        Notes, and set forth on the cover page of this
                        Prospectus Supplement.
Senior Note Indenture...The indenture pursuant to which the Company's Series A
                        Senior Notes will be issued.
Senior Note Indenture   The trustee under the Senior Note Indenture; initially,
 Trustee................The Bank of New York.
Series A Senior Notes...The Series A 6 5/8% Senior Retail Intermediate Bonds
                        due March 17, 2015 of the Company.

PROSPECTUS
                                 $110,000,000
                      SAVANNAH ELECTRIC AND POWER COMPANY
                                 SENIOR NOTES
                           JUNIOR SUBORDINATED NOTES
                                ---------------
                       SAVANNAH ELECTRIC CAPITAL TRUST I
 TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED, AS SET FORTH
                                  HEREIN, BY
                      SAVANNAH ELECTRIC AND POWER COMPANY

                     A SUBSIDIARY OF THE SOUTHERN COMPANY
                                ---------------

  Savannah Electric and Power Company, a Georgia corporation (the "Company"), may offer, from time to time, (i) its senior notes (the "Senior Notes") in one or more series or (ii) its junior subordinated notes (the "Junior Subordinated Notes") in one or more series. The Senior Notes will be unsecured obligations of the Company and will rank pari passu (equal in priority) with all other unsecured and unsubordinated debt of the Company. The Junior Subordinated Notes will be unsecured obligations of the Company and will be subordinate and junior in right of payment to Senior Indebtedness (as defined herein) of the Company.

  Savannah Electric Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust"), may offer trust preferred securities (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust. The Company will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the Trust. The payment of periodic cash distributions on the Preferred Securities and payments on liquidation or redemption with respect to the Preferred Securities, in each case to the extent the Trust has funds legally and immediately available therefor, will be guaranteed by the Company as described herein (the "Guarantee"). See "Description of Guarantee." The Company's obligations under the Guarantee will be subordinate and junior in right of payment to all of its other liabilities and will rank pari passu with the most senior preferred stock of the Company. Concurrently with the issuance of Preferred Securities, the Trust will invest the proceeds thereof and of the Company's purchase of the Common Securities in a related series of Junior Subordinated Notes of the Company with terms corresponding to the terms of the Preferred Securities. Junior Subordinated Notes may subsequently be distributed pro rata to holders of the Trust Securities in connection with the termination of the Trust upon the occurrence of certain events as may be described in an accompanying Prospectus Supplement.

  As described herein, the Company will, through the Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the Trust Agreement and the Agreement as to Expenses and Liabilities, fully and unconditionally guarantee all of the Trust's obligations with respect to the Preferred Securities.

  Specific terms of the Senior Notes or the Junior Subordinated Notes of any series or the Preferred Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement with respect to such securities, which will describe, without limitation and where applicable, the following: (a) in the case of Senior Notes or Junior Subordinated Notes, the specific designation, aggregate principal amount, denominations, maturity, interest payment dates, interest rate (or the method of determining such rate), any redemption, exchange or sinking fund provisions, and any other specific terms of the offering, and (b) in the case of Preferred Securities, the specific designation, number of Preferred Securities, liquidation amount per security, distribution rate (or the method of determining such rate), dates on which distributions will be payable, voting rights, any redemption, exchange or sinking fund provisions, and any other rights, preferences, privileges, limitations and restrictions.

  The Senior Notes, Junior Subordinated Notes and Preferred Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate initial public offering price of all Senior Notes, Junior Subordinated Notes and Preferred Securities shall not exceed $110,000,000.

  The Prospectus Supplement relating to any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will contain information concerning certain United States federal income tax considerations, if applicable to such Senior Notes, Junior Subordinated Notes or Preferred Securities.
                                ---------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES  AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES  COMMISSION
     PASSED  UPON  THE  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ---------------

  The Senior Notes, Junior Subordinated Notes and Preferred Securities may be sold directly, through agents, underwriters or dealers as designated from time to time, or through a combination of such methods. See "Plan of Distribution." If agents or any underwriters or dealers are involved in the sale of Senior Notes, Junior Subordinated Notes or Preferred Securities in respect of which this Prospectus is being delivered, the names of such agents, underwriters or dealers and any applicable commissions or discounts will be set forth in or may be calculated from the Prospectus Supplement with respect to such Senior Notes, Junior Subordinated Notes or Preferred Securities.
                                ---------------
February 24, 1998

                             AVAILABLE INFORMATION

  The Company and the Trust have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (the "Registration Statement," which term encompasses any amendments thereof and exhibits thereto) under the Securities Act of 1933, as amended (the "1933 Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. In addition, reports and other material concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Exchange certain of the Company's securities are listed.

  No separate financial statements of the Trust are included herein. The Company considers that such statements would not be material to holders of the Preferred Securities because the Trust has no independent operations and exists for the sole purpose of investing the proceeds of the sale of the Trust Securities in Junior Subordinated Notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated herein by reference and made a part of this
Prospectus:

    (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

    (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

    (c) the Company's Current Report on Form 8-K dated February 12, 1997.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL DOCUMENTS INCORPORATED HEREIN BY REFERENCE (OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). SUCH REQUESTS SHOULD BE DIRECTED TO KIRBY R. WILLIS, VICE PRESIDENT, SECRETARY AND TREASURER AND CHIEF FINANCIAL OFFICER, SAVANNAH ELECTRIC AND POWER COMPANY, 600 BAY STREET, EAST, SAVANNAH, GEORGIA 31401,
TELEPHONE: (912) 644-7171.

                             SELECTED INFORMATION

  The following material, which is presented herein solely to furnish limited introductory information regarding the Company, has been selected from, or is based upon, the detailed information and financial statements appearing in the documents incorporated herein by reference or elsewhere in this Prospectus, is qualified in its entirety by reference thereto and, therefore, should be read together therewith.

                      SAVANNAH ELECTRIC AND POWER COMPANY

Business.....................  Generation, transmission, distribution and sale of electric energy

Service Area.................  Approximately 2,000 square miles comprising the
                               City of Savannah, Georgia and portions of the surrounding five-county area

Service Area Population
 (1990 Census)...............  Approximately 250,000

Customers at December 31,
 1996........................  121,696

Generating Capacity at
 December 31, 1996
 (kilowatts).................  787,631

Sources of Generation during
 1996 (kilowatt-hours).......  Coal (90%), Gas and Oil (10%)

Sources of Generation
 Estimated for 1997
 (kilowatt-hours)............  Coal (92%), Gas and Oil (8%)

                        SELECTED FINANCIAL INFORMATION

                                                                          YEAR
                                                                         ENDED
                                   YEAR ENDED DECEMBER 31,          DECEMBER 31,
                         -------------------------------------------- ----------
                           1992     1993     1994     1995     1996     1997(1)
                         -------- -------- -------- -------- -------- ----------
                                        (THOUSANDS, EXCEPT RATIOS)
                                                                     (UNAUDITED)
Operating Revenues...... $197,761 $218,442 $211,785 $225,729 $234,074  $ 226,277
Income Before Interest
 Charges................   33,901   34,677   36,886   38,638   38,680     38,194
Net Income After
 Dividends on Preferred
 Stock..................   20,512   21,459   22,110   23,395   23,940     23,847
Ratio of Earnings to
 Fixed Charges(2).......     3.88     4.00     3.78     4.06     4.04       4.16
Ratio of Earnings to
 Fixed Charges Plus
 Preferred Dividend
 Requirements (Pre-
 Income Tax Basis)(3)...     3.12     3.15     3.00     3.18     3.18       3.25

                                                      (Notes on following page)

                                                 CAPITALIZATION (UNAUDITED)
                                                  AS OF SEPTEMBER 30, 1997
                                              --------------------------------
                                                ACTUAL       AS ADJUSTED(4)
                                              --------------------------------
                                              (THOUSANDS, EXCEPT PERCENTAGES)
Common Stock Equity.......................... $   178,240 $   178,240     38.4%
Cumulative Preferred Stock...................      35,000      35,000      7.5
Company Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust
 Holding Company Junior Subordinated
 Notes(5)....................................         --       35,000      7.5
Senior Notes.................................         --       75,000     16.2
Other Long-Term Debt.........................     140,651     140,651     30.4
                                              ----------- ----------- --------
  Total, excluding amounts due within one
   year...................................... $   353,891 $   463,891    100.0%
                                              =========== =========== ========
--------
(1) See "Recent Results of Operations" herein.
(2) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Income Before Interest Charges" all income taxes deducted therefrom and the debt portion of allowance for funds used during construction, and (ii) "Fixed Charges" consist of "Net Interest Charges" plus the debt portion of allowance for funds used during construction.
(3) In computing this ratio, "Preferred Dividend Requirements" represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
(4) Reflects the issuance of $35,000,000 of new Preferred Securities and $75,000,000 of new Senior Notes. Does not reflect the potential redemption of outstanding securities with proceeds from new security issuances. The pro forma amounts used in connection with this capitalization table are assumed solely for the purpose of this calculation and the amounts and types of securities that will be ultimately issued will depend upon market conditions and other factors prevailing at the time of issuance.
(5) As described in this Prospectus, substantially all of the assets of the Trust will be the Junior Subordinated Notes of the Company, and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.

                      SAVANNAH ELECTRIC AND POWER COMPANY

  The Company was incorporated under the laws of the State of Georgia on August 5, 1921. The principal executive offices of the Company are located at 600 Bay Street, East, Savannah, Georgia 31401, and the telephone number is
(912) 644-7171.

  The Company is a wholly owned subsidiary of The Southern Company, a holding company registered under the Public Utility Holding Company Act of 1935. The Company is engaged in the generation and purchase of electricity and the distribution and sale of electricity at retail and, as a member of the Southern electric system power pool, the transmission and sale of wholesale energy. The Company has approximately 122,000 customers in a five-county area in Eastern Georgia containing approximately 2,000 square miles, including the City of Savannah and its environs, most of Chatham County, most of Effingham County and portions of Bryan, Bulloch and Screven Counties. The Company's service area has a population of approximately 250,000 with approximately 94% of its customers located in metropolitan Savannah. The City of Savannah is one of the largest general cargo ports, and a leading foreign trade port, on the South Atlantic Coast.

                                   THE TRUST

  The Trust is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on February 6, 1998. The Trust's business is defined in a trust agreement, executed by the Company, as Depositor, and the Delaware Trustee thereunder. This trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part (the "Trust Agreement"). The Trust

Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "1939 Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in a related series of Junior Subordinated Notes, and (iii) engaging in only those other activities necessary, appropriate, convenient or incidental thereto.

  The Trust's business and affairs will be conducted by its trustees, which shall be appointed by the Company as the holder of the Common Securities: two officers of the Company as Administrative Trustees; The Bank of New York as Property Trustee; and The Bank of New York (Delaware) as Delaware Trustee. The Property Trustee of the Trust will act as the indenture trustee with respect to the Trust for purposes of compliance with the provisions of the 1939 Act.

  The principal place of business of the Trust shall be c/o the Company, 600 Bay Street, East, Savannah, Georgia 31401, telephone (912) 644-7171, Attn:
Treasurer.

  Reference is made to the Prospectus Supplement relating to the Preferred Securities for further information concerning the Trust.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Trust will be treated as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented as a separate line item in the consolidated balance sheet of the Company, and appropriate disclosures concerning the Preferred Securities, the Guarantee and the Junior Subordinated Notes will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Company will record distributions payable on the Preferred Securities as an expense.

                                USE OF PROCEEDS

  The Trust will invest the proceeds received from the sale of its Preferred Securities in Junior Subordinated Notes. Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from such investment and any proceeds received from the sale of its Senior Notes or other sales of its Junior Subordinated Notes will be used in connection with its ongoing construction program, to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes.

                         RECENT RESULTS OF OPERATIONS

  For the year ended December 31, 1997, the unaudited amounts for "Operating Revenues," "Income Before Interest Charges" and "Net Income After Dividends on Preferred Stock" were $226,277,000, $38,194,000 and $23,847,000, respectively.
In the opinion of the management of the Company, the above unaudited amounts for the year ended December 31, 1997 reflect all adjustments (which were only normal recurring adjustments) necessary to present fairly the results of operations for such period. The "Ratio of Earnings to Fixed Charges" and the "Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis)" for the year ended December 31, 1997 were 4.16 and 3.25, respectively.

                        DESCRIPTION OF THE SENIOR NOTES

  Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture between the Company and The Bank of New York, as trustee (the "Senior Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is hereinafter referred to as the "Senior Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Senior Note Indenture.

GENERAL

  The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank pari passu with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $144,700,000 outstanding at September 30, 1997. The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued thereunder and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture.

  Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered thereby: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the denominations in which such Senior Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xi) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xii) any other terms of such Senior Notes.

  The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company.

EVENTS OF DEFAULT

  The Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Senior Notes of such series:

    (a) failure for 10 days to pay interest on the Senior Notes of such series, when due on an Interest Payment Date other than at maturity or upon earlier redemption; or

    (b) failure to pay principal or premium, if any, or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or

    (c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or

    (d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or

    (e) certain events of bankruptcy, insolvency, or reorganization of the Company.

  The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior
Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.

  The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Senior Note of such series affected thereby.

REGISTRATION AND TRANSFER

  The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption, or (ii) register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.

PAYMENT AND PAYING AGENT

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

  Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

  The Senior Note Indenture contains provisions permitting the Company and the Senior Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected thereby, to modify the Senior Note Indenture or the rights of the holders of the Senior Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Senior Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults thereunder and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.

  In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of senior notes.

CONSOLIDATION, MERGER AND SALE

  The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SENIOR NOTE INDENTURE TRUSTEE

  The Senior Note Indenture Trustee, prior to an Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case an Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Bank of New York, the Senior Note Indenture Trustee, also serves as Subordinated Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

  The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                 DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES

  Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture between the Company and The Bank of New York, as trustee (the "Subordinated Note Indenture Trustee"), as to be supplemented by a supplemental indenture thereto establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is hereinafter referred to as the "Subordinated Note Indenture"), the forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part. The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used herein are defined in the Subordinated Note Indenture.

GENERAL

  The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued thereunder and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture.

  Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered thereby: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes;
(iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the denominations in which such Junior Subordinated Notes shall be issuable; (ix) if other than the principal amount thereof, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity thereof; (x) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xi) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiii) any other terms of such Junior Subordinated Notes. The terms of any series of Junior Subordinated Notes issued to the Trust will correspond to those of the Preferred Securities of the Trust as described in the Prospectus Supplement relating to the Preferred Securities.

  The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company.

SUBORDINATION

  The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), or premium, if any, or interest on (including Additional Interest (as defined herein)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.

  The term "Senior Indebtedness" means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or thereafter incurred, created or assumed, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and
(b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

  The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of September 30, 1997, Senior Indebtedness of the Company aggregated approximately
$164,700,000.

ADDITIONAL INTEREST

  "Additional Interest" is defined in the Subordinated Note Indenture as (i) such additional amounts as may be required so that the net amounts received and retained by a holder of Junior Subordinated Notes (if the holder is the Trust) after paying taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority will not be less than the amounts the holder would have received had no such taxes, duties, assessments, or other governmental charges been imposed; and (ii) any interest due and not paid on an interest payment date, together with interest thereon from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.

CERTAIN COVENANTS

  The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, (ii) if at such time the Company shall be in default with respect to its payment or other obligations under the Guarantee with respect to the Trust Securities, if any, related to such series of Junior Subordinated Notes, or (iii) if at such time an Event of Default thereunder with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees other than the Guarantee) issued by the Company which rank pari passu with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassifications of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, or (ii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged.

  The Subordinated Note Indenture further provides that, for so long as the Trust Securities remain outstanding, the Company covenants (i) to directly or indirectly maintain 100% ownership of the Common Securities; provided, however, that any permitted successor of the Company under the Subordinated
Note Indenture may succeed to the Company's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Trust Agreement, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

EVENTS OF DEFAULT

  The Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Junior Subordinated Notes of such series:

    (a) failure for 10 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest (as defined in clause
  (ii) of the definition thereof in the Subordinated Note Indenture) in respect thereof, when due on an Interest Payment Date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or

    (b) failure for 10 days to pay Additional Interest (as defined in clause
  (i) of the definition thereof in the Subordinated Note Indenture); or

    (c) failure to pay principal or premium, if any, or interest, including Additional Interest (as defined in clause (ii) of the definition thereof in the Subordinated Note Indenture), on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or

    (d) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or

    (e) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included therein solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or

    (f) certain events of bankruptcy, insolvency, or reorganization of the Company.

  The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount thereof due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series had been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.

  A holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on the Junior Subordinated Notes of the related series having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes of such series.

  The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended thereunder without the consent of the holder of each outstanding Junior Subordinated Note of such series affected thereby.

REGISTRATION AND TRANSFER

  The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption, or (ii) register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.

PAYMENT AND PAYING AGENT

  Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the Record Date for such interest payment (the fifteenth calendar day before such interest payment date).

  Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.

  All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will thereafter look only to the Company for payment thereof.

MODIFICATION

  The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected thereby, to modify the Subordinated
Note Indenture or the rights of the holders of the Junior Subordinated Note of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount thereof or the rate of interest (including Additional Interest) thereon or any premium payable upon the redemption thereof, or change the method of calculating the rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults thereunder and their consequences) provided for in the Subordinated Note Indenture, or
(iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults, or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.

  In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of junior subordinated notes.

CONSOLIDATION, MERGER AND SALE

  The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state thereof or the District of

Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of (and premium, if any) and interest (including Additional Interest) on all the Junior Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers' certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.

INFORMATION CONCERNING THE SUBORDINATED NOTE INDENTURE TRUSTEE

  The Subordinated Note Indenture Trustee, prior to an Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case an Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

  The Bank of New York, the Subordinated Note Indenture Trustee, also serves as Senior Note Indenture Trustee, as Property Trustee and as Guarantee Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York also serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

  The Subordinated Note Indenture and Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

  The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns.

                    DESCRIPTION OF THE PREFERRED SECURITIES

  The Trust may issue only one series of Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement will authorize the Administrative Trustees, on behalf of the Trust, to issue the Preferred Securities. The Preferred Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferral or other special rights or such restrictions as shall be set forth in the Trust Agreement. Reference is made to the Prospectus Supplement relating to the

Preferred Securities for specific terms, including (i) the distinctive designation of the Preferred Securities; (ii) the number of Preferred Securities issued; (iii) the annual distribution rate (or method of determining such rate) for Preferred Securities and the date or dates on which such distributions shall be payable; (iv) whether distributions on the Preferred Securities shall be cumulative and, in the case of Preferred Securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions on the Preferred Securities shall be cumulative; (v) the amount or amounts that shall be paid out of the assets of the Trust to the holders of the Preferred Securities upon voluntary or involuntary dissolution, winding-up or termination of the Trust;
(vi) the obligation, if any, of the Trust to purchase or redeem the Preferred Securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which the Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation;
(vii) the voting rights, if any, of the Preferred Securities in addition to those required by law, including the number of votes per Preferred Security and any requirement for the approval by the holders of Preferred Securities as a condition to specified action or amendments to the Trust Agreement; (viii) the rights, if any, to defer distributions on the Preferred Securities by extending the interest payment period on the related Junior Subordinated Notes; and (ix) any other relative rights, preferences, privileges, limitations or restrictions of the Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Preferred Securities offered hereby will be guaranteed by the Company to the extent set forth under "Description of the Guarantee." Any material United States federal income tax considerations applicable to an offering of Preferred Securities will be described in the Prospectus Supplement relating thereto.

                         DESCRIPTION OF THE GUARANTEE

  Set forth below is a summary of information concerning the Guarantee that will be executed and delivered by the Company for the benefit of the holders of Preferred Securities from time to time. The Guarantee will be qualified as an indenture under the 1939 Act. The Bank of New York will act as indenture trustee under the Guarantee (the "Guarantee Trustee") for purposes of the 1939 Act. The terms of the Guarantee will be those set forth therein and those made part thereof by the 1939 Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and the 1939 Act. The Guarantee will be held by the Guarantee Trustee for the benefit of holders of the Preferred Securities.

GENERAL

  Pursuant to the Guarantee, the Company will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the Preferred Securities, the Guarantee Payments (as defined herein), to the extent not paid by, or on behalf of, the Trust, regardless of any defense, right of set-off or counterclaim that the Company may have or assert against any person. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by, or on behalf of, the Trust will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions required to be paid on the Preferred Securities but if and only if and to the extent that the Trust has funds legally and immediately available therefor, (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the "Redemption Price"), with respect to any Preferred Securities called for redemption by the Trust, but if and only to the extent the Trust has funds legally and immediately available therefor, and (iii) upon a dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Junior Subordinated Notes to the holders of Trust Securities or the redemption of all of the Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment, to the extent the Trust has funds legally and immediately available therefor, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust (the "Guarantee Payments"). The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

  The Guarantee will be a guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Trust does not have sufficient funds legally and immediately available to make such distributions or other payments. IF THE COMPANY DOES NOT MAKE INTEREST PAYMENTS ON THE JUNIOR SUBORDINATED NOTES HELD BY THE PROPERTY TRUSTEE, THE TRUST, WILL NOT MAKE DISTRIBUTIONS ON ITS PREFERRED SECURITIES.

SUBORDINATION

  The Company's obligations under the Guarantee to make the Guarantee Payments will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to all other liabilities of the Company, including the Junior Subordinated Notes, except those obligations or liabilities made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference securities of any affiliate of the Company, and (iii) senior to all common stock of the Company. The terms of the Preferred Securities will provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee. The Company has outstanding preferred stock that ranks pari passu to the Guarantee and common stock that ranks junior to the Guarantee. See "Selected Information--Selected Financial Information."

  The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity).

AMENDMENTS AND ASSIGNMENT

  Except with respect to any changes that do not materially and adversely affect the rights of holders of the Preferred Securities (in which case no consent will be required), the Guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities will be as set forth in an accompanying Prospectus Supplement. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

TERMINATION

  The Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, upon distribution of Junior Subordinated Notes to the holders of Preferred Securities, or upon full payment of the amounts payable upon liquidation of the Trust. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid with respect to the Preferred Securities or under the Guarantee.

EVENTS OF DEFAULT

  An event of default under the Guarantee will occur upon the failure by the Company to perform any of its payment obligations thereunder. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity. The holders of a majority in liquidation amount of Preferred Securities may, by vote, on behalf of the holders of all the Preferred Securities, waive any past event of default and its consequences.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

  The Guarantee Trustee, prior to the occurrence of any event of default with respect to the Guarantee and after the curing or waiving of all events of default with respect to the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, in case an event of default has occurred, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby.

  The Bank of New York, the Guarantee Trustee, also serves as Property Trustee, as Senior Note Indenture Trustee and as Subordinated Note Indenture Trustee. The Company and/or certain of its affiliates maintain deposit accounts and banking relationships with The Bank of New York. The Bank of New York serves as trustee under other indentures pursuant to which securities of the Company and affiliates of the Company are outstanding.

GOVERNING LAW

  The Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

THE AGREEMENT AS TO EXPENSES AND LIABILITIES

  Pursuant to the Agreement as to Expenses and Liabilities to be entered into by the Company under the Trust Agreement, the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable the full payment of any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE JUNIOR SUBORDINATED NOTES AND
                                 THE GUARANTEE

  As long as payments of interest and other payments are made when due on the series of Junior Subordinated Notes issued to the Trust, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of the series of Junior Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the related Trust Securities; (ii) the interest rate and interest and other payment dates on the of Junior Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) the Company shall pay for all costs and expenses of the Trust pursuant to the Agreement as to Expenses and Liabilities; and
(iv) the Trust Agreement provides that the Securities Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are legally and immediately available) and other payments due on the Preferred Securities (to the extent funds therefor are legally and immediately available) will be guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." If the

Company does not make interest payments on the Junior Subordinated Notes, it is not expected that the Trust will have sufficient funds to pay distributions on the Preferred Securities. The Guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds legally and immediately available for the payment of such distributions.

  If the Company fails to make interest or other payments on the Junior Subordinated Notes when due (taking into account any extension period as described in the applicable Prospectus Supplement), the Trust Agreement provides a mechanism whereby the holders of the Preferred Securities may appoint a substitute Property Trustee. Such holders may also direct the Property Trustee to enforce its rights under the Junior Subordinated Notes, including proceeding directly against the Company to enforce the Junior Subordinated Notes. If the Property Trustee fails to enforce its rights under any series of Junior Subordinated Notes, to the fullest extent permitted by applicable law, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Property Trustee's rights under the Junior Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, a holder of Preferred Securities may institute a legal proceeding directly against the Company, without first instituting a legal proceeding against the Property Trustee or any other person or entity, for enforcement of payment to such holder of principal of or interest on Junior Subordinated Notes having a principal amount equal to the aggregate stated liquidation amount of the Preferred Securities of such holder on or after the due dates specified in the Junior Subordinated Notes.

  If the Company fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee Trustee to enforce its rights thereunder. In addition, any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee's rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee or any other person or entity.

  The Guarantee, the Subordinated Note Indenture, the Junior Subordinated Notes of the related series, the Trust Agreement and the Agreement as to Expenses and Liabilities, as described above, constitute a full and unconditional guarantee by the Company of the payments due on the Preferred Securities.

  Upon any voluntary or involuntary dissolution, winding-up or termination of the Trust, unless Junior Subordinated Notes of the related series are distributed in connection therewith, the holders of Preferred Securities of the Trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable Prospectus Supplement. Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Notes, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Because the Company is guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to holders of the Preferred Securities) pursuant to the Agreement as to Expenses and Liabilities, the positions of a holder of Preferred Securities and a holder of Junior Subordinated Notes of the related series relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company would be substantially the same.

  A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Subordinated Note Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Junior Subordinated Notes provide that no payments may be made in respect of the Junior Subordinated Notes until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior

Subordinated Notes would constitute an Event of Default under the Subordinated
Note Indenture with respect to the Junior Subordinated Notes except that failure to make interest payments on the Junior Subordinated Notes will not be an Event of Default during an extension period as described in the applicable Prospectus Supplement.

                             PLAN OF DISTRIBUTION

  The Company may sell the Senior Notes and the Junior Subordinated Notes and the Trust may sell the Preferred Securities in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will set forth the terms of the offering of such Senior Notes, Junior Subordinated Notes or Preferred Securities, including the name or names of any underwriters or agents, the purchase price of such Senior Notes, Junior Subordinated Notes or Preferred Securities and the proceeds to the Company or the Trust from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Senior Notes, Junior Subordinated Notes or Preferred Securities may be listed.

  If underwriters participate in the sale, such Senior Notes, Junior Subordinated Notes or Preferred Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such series of Senior Notes, Junior Subordinated Notes or Preferred Securities, if any are purchased.

  Underwriters and agents may be entitled under agreements entered into with the Company and/or the Trust to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  Each series of Senior Notes, Junior Subordinated Notes or Preferred Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes or Preferred Securities are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes or Preferred Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes or Preferred Securities may or may not be listed on a national securities exchange.

                                 LEGAL MATTERS

  Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Company and the Trust by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Company and the Trust. The validity of the Senior Notes, the Junior Subordinated Notes, the Guarantee and certain matters relating thereto will be passed upon on behalf of the Company by Bouhan, Williams & Levy LLP, Savannah, Georgia, and by Troutman Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York.

                                    EXPERTS

  The financial statements and schedules of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  Statements as to matters of law and legal conclusions in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, relating to titles to property of the Company under "Item 2--Properties--Titles to Property," and relating to the Company under "Item 1--Business--Regulation," "Item 1--Business--Rate Matters" and "Item 1--Business--Competition," have been reviewed by Bouhan, Williams & Levy LLP, general counsel for the Company, and such statements are made upon the authority of such firm as experts.

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  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPEC-TUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RE-LIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, SAVANNAH ELECTRIC CAPITAL TRUST I OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLE-MENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR SAVANNAH ELECTRIC CAPITAL TRUST I SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OF-FER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                               TABLE OF CONTENTS
  PAGE
  ----
                             PROSPECTUS SUPPLEMENT

Offering Summary.........................................................  S-4
Risk Factors.............................................................  S-8
Savannah Electric Capital Trust I........................................ S-11
Capitalization........................................................... S-12
Accounting Treatment..................................................... S-12
Recent Results of Operations............................................. S-12
Description of the Preferred Securities.................................. S-13
Description of the Series   Junior Subordinated Notes.................... S-23
Relationship Among the Preferred Securities, the Series   Junior
 Subordinated Notes and the Guarantee.................................... S-24
Certain Federal Income Tax Considerations................................ S-26
Underwriting............................................................. S-29
Legal Opinions........................................................... S-30
Glossary................................................................. S-31

                                  PROSPECTUS

Available Information....................................................    2
Incorporation of Certain Documents by Reference..........................    2
Selected Information.....................................................    3
Savannah Electric and Power Company......................................    4
The Trust................................................................    4
Accounting Treatment.....................................................    5
Use of Proceeds..........................................................    5
Recent Results of Operations.............................................    5
Description of the Senior Notes..........................................    5
Description of the Junior Subordinated Notes.............................    9
Description of the Preferred Securities..................................   14
Description of the Guarantee.............................................   15
Relationship Among the Preferred Securities, the Junior Subordinated
 Notes and the Guarantee.................................................   17
Plan of Distribution.....................................................   19
Legal Matters............................................................   19
Experts..................................................................   20

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                          [   ] PREFERRED SECURITIES

                               SAVANNAH ELECTRIC
                                CAPITAL TRUST I

                          % TRUST PREFERRED SECURITIES
                              (LIQUIDATION AMOUNT
                          $25 PER PREFERRED SECURITY)
                           FULLY AND UNCONDITIONALLY
                      GUARANTEED, AS SET FORTH HEREIN, BY

                      SAVANNAH ELECTRIC AND POWER COMPANY
                     A SUBSIDIARY OF THE SOUTHERN COMPANY

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                             PROSPECTUS SUPPLEMENT

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